Exhibit 99.1
NGP Capital Resources Company Announces Quarterly
Dividend of $0.13 per Share and Stock Repurchase Activity

Houston, Texas, June 14, 2012 (GLOBE NEWSWIRE) -- NGP Capital Resources Company (NASDAQ: NGPC) (the “Company”) today announced that its Board of Directors has declared a quarterly dividend to stockholders in the amount of $0.13 per common share.  The expected dividend payment date is July 9, 2012 to stockholders of record on June 29, 2012.

Also, the Company reported that it repurchased 250,029 shares of its common stock in the open market in May at an average price of $6.51 per share, totaling $1.6 million, in accordance with the stock repurchase plan approved by the Board of Directors in November 2011.  This represents approximately 1.2% of the shares outstanding at the beginning of the month.  Under the terms of the stock repurchase plan, the Company has remaining authorization to repurchase up to an additional $8.4 million of common stock.  Any future repurchases will be made in accordance with SEC Rule 10b-18, which sets certain restrictions on the method, timing, price and volume of stock repurchases.

Steve Gardner, President and CEO, commented, “This marks the thirtieth consecutive quarterly dividend since our initial public offering in November 2004, and an 8.3% increase from the dividend declared in the first quarter of 2012.  As we continue to redeploy available capital and barring any unforeseen circumstances, we believe there is potential for further improvement in earnings and dividends in the second half of the year.”

Management expects that the dividend will be paid out of ordinary income for tax purposes.  The Company determines the tax characteristics of its dividend distributions as of the end of the fiscal year, based on the taxable income for the full year and distributions paid during the year.  The tax characteristics for dividends paid in 2012 will be reported to each stockholder on Form 1099-DIV after the end of the year.  All dividend distributions in 2011 were paid from ordinary income.

The Company has an “opt out” dividend reinvestment plan, or “DRIP,” for its stockholders.  Consequently, when the Company declares a cash dividend, stockholders who have not opted out of the DRIP automatically have their dividends reinvested in shares of NGPC common stock, rather than receiving their dividends in cash.  A stockholder who has elected to receive dividends in cash may re-enroll in the DRIP at any time be notifying the plan administrator.

About NGP Capital Resources Company
NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940.  We principally invest in energy-related private companies and from time to time, we may also invest in public companies.  We invest primarily in senior secured and mezzanine loans according to our business plan and in some instances receive equity interests in portfolio companies in connection with such investments.  Our manager is NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management, L.L.C., an Irving, Texas-based leading investor in the natural resources business.  Together with its affiliates, NGP Energy Capital Management has managed over $9.5 billion in committed capital since 1988.

Forward-Looking Statements
This press release may contain forward-looking statements.  We may use words such as “anticipates,” “believes,” “intends,” “plans,” “expects,” “projects,” “estimates,” “will,” “should,” “may” and similar expressions to identify forward-looking statements.  These forward-looking statements are subject to various risks and uncertainties.  Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the  future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international  economic conditions and their  impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the “SEC”).

You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made.  We undertake no obligation to update our forward-looking statements made herein, unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing.  Such information and other information about us is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities.  Such materials are filed with the SEC and copies are available on the SEC’s website, www.sec.gov, and in the Investor Relations section of our website at www.ngpcrc.com.  Prospective investors should read such materials carefully before investing.

INVESTMENT CONTACT:
Please send investment proposals to:
NGP Capital Resources Company 713-752-0062
Kelly Plato (kplato@ngpcrc.com),
Michael Brown (mbrown@ngpcrc.com),
Hans Hubbard (hhubbard@ngpcrc.com), or
Chris Ryals (cryals@ngpcrc.com).

INVESTOR RELATIONS CONTACT:
L. Scott Biar (investor_relations@ngpcrc.com), 713-752-0062.